UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2017

Ritchie Bros. Auctioneers Incorporated

(Exact name of registrant as specified in its charter)

Canada	001-13425	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9500 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 0C6
(Address of principal executive offices) (Zip Code)

(778) 331-5500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01     Completion of Acquisition or Disposition of Assets.

On May 31, 2017, Ritchie Bros. Auctioneers Incorporated (the “Company”) completed its previously announced acquisition of IronPlanet Holdings, Inc. (“IronPlanet”) pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Topaz Mergersub, Inc. (“Merger Sub”), IronPlanet and Fortis Advisors LLC (as representative of the indemnifying securityholders thereunder). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into IronPlanet, with IronPlanet continuing as the surviving corporation. As a result of the merger, IronPlanet became a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of IronPlanet capital stock outstanding at the completion of the Merger was converted into a right to receive a cash payment. Vested options were converted into a right to receive a cash payment net of the applicable option exercise price, and unvested equity interests in IronPlanet were assumed by the Company and converted into a right to receive Company equity, subject to the same vesting schedule and restrictions as applied prior to the Merger.

The total merger consideration was approximately $758.5 million, of which a portion in cash was deposited in escrow to cover certain indemnification claims under the Merger Agreement for a period of nine months following the completion of the merger, subject to extension for any unresolved indemnification claims.

The foregoing description of the merger is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition of IronPlanet, on May 31, 2017, the Company borrowed $325 million using the delayed draw term loan facility (the “Delayed Draw Facility”) under the syndicated credit agreement (the “Credit Agreement”) between the Company and certain of its subsidiaries, each as a borrower or guarantor, Bank of America, N.A., as administrative agent, U.S. swing line lender and letter of credit issuer, Royal Bank of Canada, as Canadian swing line lender and letter of credit issuer, and the other lenders party thereto. The Company previously disclosed the terms and conditions of the Credit Agreement in its Current Report on Form 8-K filed with the SEC on November 2, 2016. The commitment to provide the  Delayed Draw Facility terminated with its funding. The Credit Agreement was unsecured until the closing of the acquisition of IronPlanet, after which the facilities thereunder (including the Delayed Draw Facility) became secured by substantially all assets, subject to certain exceptions, of the Company and certain of its subsidiaries in the United States and Canada, and IronPlanet and certain of its subsidiaries were joined as guarantors under the Credit Agreement. The facilities under the Credit Agreement may become unsecured in the future, subject to the Company meeting credit ratings or leverage ratio conditions.

Item 7.01     Regulation FD Disclosure.

On May 31, 2017, the Company issued a press release announcing the completion of the acquisition of IronPlanet. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

Item 9.01     Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements that are required to be filed pursuant to this item will be filed by amendment not later than 71 calendar days after the date by which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information that is required to be filed pursuant to this item will be filed by amendment not later than 71 calendar days after the date by which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release from the Company, dated May 31, 2017, entitled “Ritchie Bros. Completes Its Acquisition of IronPlanet, Growing Digital Presence and Offering Unprecedented Choice to Customers”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Darren Watt
Darren Watt
General Counsel & Corporate Secretary

Date:  June 2, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release from the Company, dated May 31, 2017, entitled “Ritchie Bros. Completes Its Acquisition of IronPlanet, Growing Digital Presence and Offering Unprecedented Choice to Customers”